Exhibit 10.7

Sino Mercury Acquisition Corp.

7/F Metropolis Tower,

No.2 Dongsan Street, Zhongguancun Xi Zone

Haidian District, Beijing, 100080, China

This letter is to confirm the undersigned's commitment to Sino Mercury Acquisition Corp. (the “Company”) that, through the consummation of the Company’s initial business combination (as described in the Company's final prospectus, dated August 26, 2014), if funds are needed by the Company and upon request by the Company, the undersigned will provide loans of up to an aggregate of $200,000 to the Company. The undersigned understands that if the Company does not consummate a business combination, all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company's initial public offering.

/s/ Jianming Hao

Jianming Hao